Exhibit 99.1

World Point Terminals, LP Announces Financial Results for the Year Ended December 31, 2014

ST. LOUIS, Missouri, March 26, 2015 –World Point Terminals, LP (the “Partnership”), a Delaware limited partnership (NYSE: WPT), announced today its financial results for the year ended December 31, 2014.

Financial Summary

A summary of the financial results for the year ended December 31, 2014 compared to the year ended December 31, 2013, includes:

•	Revenues for the year ended December 31, 2014 increased by $6.3 million, or 8%, compared to the year ended December 31, 2013.
o	Base storage services fees increased by $6.5 million, or 10%, from the year ended December 31, 2013, primarily as a result of additional contracted capacity at the Galveston terminal, the addition of tanks at the Baton Rouge terminal that were unutilized for a portion of 2013, increased base storage rates at the Chesapeake terminal and the addition of the Chickasaw terminal in the second quarter of 2014.
o	Excess storage fees decreased by $1.2 million, or 53%, from the year ended December 31, 2013, primarily as a result of lower throughput levels from two of our customers at the Jacksonville terminal and the elimination of the profit sharing payments at the Chesapeake terminal in 2014.
o	Ancillary and additive services fees increased by $1 million, or 7%, from the year ended December 31, 2013, primarily as a result of $0.4 million from the acquisition of the Chickasaw terminal in June of 2014 and $0.6 million from increased activity at our terminals.
•	Operating expenses for the year ended December 31, 2014 increased by $1.8 million, or 6%, compared to the year ended December 31, 2013. This increase was primarily attributable to a (i) $1.6 million increase in labor costs due to the acquisition of the Chickasaw and Blakeley terminals and normal wage increases, (ii) $1.3 million increase in utility costs due to the acquisition of the Chickasaw terminal, higher level of heat applied to customers’ products at the St. Louis and Granite City terminals and higher volumes at our Weirton and Glenmont terminals, (iii) $0.2 million increase in insurance premiums and (iv) $0.3 million increase in property taxes offset by a $1.6 million decrease in repairs and maintenance.
•	Selling, general and administrative expenses for the year ended December 31, 2014 increased by $1.1 million, or 19%, compared to the year ended December 31, 2013. This increase was primarily the result of $0.9 million of IPO expenses incurred in connection with final documentation of the collateral package for our credit facility, a $1.8 million increase in unit based compensation expense, $0.4 million increase in professional fees and a $1.6 million increase in costs of operating as a public company as a result of having a full year in 2014 offset by a $3.6 million of IPO expenses incurred in 2013.
•	Depreciation and amortization expense for the year ended December 31, 2014 increased by $2.2 million, or 12%, compared to the year ended December 31, 2013. This increase is primarily due to (i) capital expenditures during the first and second quarters of 2014, (ii) assets under construction which were placed in service in the second quarter of 2013 at the Weirton and Galveston terminals, (iii) the acquisition of additional terminal assets adjacent to the Jacksonville terminal in the second quarter of 2013 and (iv) the acquisition of two terminals in Mobile, Alabama in the second quarter of 2014.

•	Income from joint venture for the year ended December 31, 2014 increased $0.3 million, or 145% compared to the year ended December 31, 2013 resulting from the Partnership’s investment in the Cenex joint venture. The increase is attributable to increased utilization of tankage at Cenex and having a full year of income in 2014 compared to five months in 2013.
•	Interest expense for the year ended December 31, 2014 increased by $0.4 million compared to the year ended December 31, 2013. This increase was due to a full year of commitment fees and amortization of loan fees on the revolving credit facility in 2014 offset by no interest expense on the term loan which was paid off at the IPO date.
•	Interest and dividend income for the year ended December 31, 2014 increased slightly compared to the year ended December 31, 2013. This increase was attributable to increased amounts of short-term investments during 2014.
•	Gain (loss) on investments for the year ended December 31, 2014 decreased from a gain of $0.1 million to a loss of $0.2 million compared to the year ended December 31, 2013. The decrease was primarily attributable to a $0.2 million loss on disposition of assets in 2014.
•	Income tax expense for the year ended December 31, 2014 increased by $0.7 million compared to the year ended December 31, 2013. This increase is primarily related to the reversal of deferred income taxes in the second quarter of 2013 which resulted in an income tax benefit of $1.1 million for the period.
•	Net income for the year ended December 31, 2014 increased by $0.2 million compared to the year ended December 31, 2013.
•	Adjusted EBITDA, as defined by the Partnership, increased $3.4 million for the year ended December 31, 2014 compared with the year ended December 31, 2013.

Attachment A to this communication contains selected financial information from the Partnership’s Statements of Operations and Balance Sheets for each of the years ended December 31, 2014, 2013 and 2012.

Non-GAAP Financial Measure

In addition to the GAAP results provided in our annual report on Form 10-K, we provide a non-GAAP financial measure, Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) before net interest expense, income tax expense and depreciation and amortization expense, as further adjusted to remove gain or loss on investments and on the disposition of assets and non-recurring items, such as the IPO expenses.

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;
•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;
•	our ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment in various opportunities.

We believe that the presentation of Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Attachment B to this communication contains a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure for the three years ended December 31, 2014, 2013 and 2012.

Operational Update

During 2014, some customers did not renew their contracts. As a result, approximately 580,000 barrels of tankage was placed under “spot” (month-to-month) contracts. There is no certainty that we will be able to keep those tanks under contract throughout 2015. In addition, there is no certainty that contracts expiring in 2015 will be extended or that any extension or recontracting will result in the same level of revenue to the Partnership.

On January 1, 2015, the Partnership completed the acquisition of a terminal facility in Greensboro, North Carolina which has a total shell capacity of 684,000 barrels. The Partnership entered into a contribution agreement with a subsidiary of Apex Oil Company, Inc. (“Apex”) whereby the Partnership issued 1,550,000 common units to Apex in exchange for the terminal. Based on the closing price of the Partnership’s common units on December 31, 2014, the value of the units issued represented approximately $31.2 million in total consideration.

New Executive Officer Position

The Partnership is pleased to announce that the Board of Directors of its general partner has appointed Kenneth E. Fenton to the position of President, effective immediately. Mr. Fenton will retain his position as Chief Operating Officer. Paul A. Novelly had served as both President and Chief Executive Officer of the general partner since formation. Mr. Novelly will retain his position as Chief Executive Officer and will remain active in the management of the Partnership.

Filing of Annual Report on Form 10-K

World Point Terminals, LP filed its Annual Report on Form 10-K with the Securities and Exchange Commission and posted that report to its website: www.worldpointlp.com on March 26, 2015.

Conference Call and Webcast

World Point Terminals, LP previously announced that it would host an investment-community conference call on Friday, March 27, 2015, beginning at 9:00 a.m. Eastern time (8:00 a.m. Central time) to discuss financial results.

Individuals interested in participating in the conference call may do so by dialing (877) 249-0285 for domestic callers, or (678) 971-2071 for international callers and entering the conference ID number 8780027. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Partnership’s website at www.worldpointlp.com.

A replay of the webcast and call will begin approximately two hours after the live call has ended. The webcast replay will be available on the Investor Relations section of the Partnership website for 90 days. The telephone replay will be available for 48 hours by dialing (800) 585-8367 for domestic callers, or (404) 537-3406 for international callers, and entering the conference ID number 8780027.

About World Point Terminals, LP

World Point Terminals, LP is a master limited partnership that owns, operates, develops and acquires terminals and other assets relating to the storage of light refined products, heavy refined products and crude oil. The Partnership’s storage terminals are strategically located in the East Coast, Gulf Coast and Midwest regions of the United States. The Partnership is headquartered in St. Louis, Missouri.

Forward-Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will” and “expect” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware, after the date hereof.

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Contacts:

Liz McGee

Investor Relations

Phone: (314) 854-8366

lmcgee@worldpointlp.com

Attachment A: Selected Financial Data

	For the Years Ended December 31,
	2014	2013	2012
			Predecessor
	(In thousands except unit data)
Statements of Operations Data:
Revenues
Third parties	$56,675	$55,186	$52,591
Affiliates	33,488	28,634	21,518
	90,163	83,820	74,109
Operating costs, expenses and other:
Operating expenses	26,592	23,363	18,318
Operating expenses reimbursed to affiliates	3,015	4,449	5,790
Selling, general and administrative expenses	5,247	3,883	1,385
Selling, general and administrative expenses reimbursed to affiliates	1,958	2,194	1,338
Depreciation and amortization	20,441	18,222	15,363
Income from joint venture	(485)	(198)	-
Loss on disposition of assets	181	-	476
Total operating costs, expenses and other	56,949	51,913	42,670

Income from operations	33,214	31,907	31,439

Other income (expense)
Interest expense	(849)	(443)	(498)
Interest and dividend income	230	183	135
Gain (loss) on investments and other-net	47	142	368
Income before income taxes	32,642	31,789	31,444
(Benefit)/provision for income taxes	124	(573)	524
NET INCOME	32,518	32,362	30,920

Net income attributable to noncontrolling interest	-	(543)	(867)
Net income attributable to shareholder/unitholders	$32,518	$31,819	$30,053
Less Predecessor net income prior to August 14, 2013		17,921
Net income from August 14, 2013 to December 31, 2013 attributable to unitholders		$13,898

Basic and diluted earnings per unit attributable to unitholders
Common	$0.98	$0.42
Subordinated	$0.98	$0.42
Distributions per unit for the post IPO period	$1.2000	$0.4565

Balance Sheet Data (at period end):
Property, plant and equipment, net	$143,172	$137,479	$116,440
Total assets	$181,775	$185,117	$134,151
Total liabilities	$11,757	$21,213	$15,721
Total partners’ / shareholder’s equity	$170,018	$163,904	$118,430

Attachment B: Reconciliation of Net Income to Adjusted EBITDA

	For the Years Ended December 31,
	2014	2013	2012
Reconciliation of Net Income to Adjusted EBITDA:
Net income attributable to unitholders / shareholder	$32,518	$31,819	$30,053
Depreciation and amortization	20,441	18,222	15,363
Depreciation and amortization – CENEX joint venture	273	113	-
Provision (benefit) for income taxes	124	(573)	524
Interest expense and other	849	443	498
IPO expenses	903	3,606	-
Interest and dividend income	(230)	(183)	(135)
Equity based compensation expense	1,933	163	-
(Gain) loss of investments and other - net	47	(142)	(368)
Adjusted EBITDA	$56,858	$53,468	$45,935

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